Exhibit 99.1

TriNet Announces Appointment of Shawn Guertin to Board of Directors

Former Aetna CFO and Chief Enterprise Risk Officer Strengthens Healthcare Insurance
Industry Experience

Dublin, CA — January 15, 2020— TriNet today announced that Shawn Guertin, prominent healthcare insurance executive, has been appointed to the Company’s Board of Directors.

“The appointment of Shawn Guertin to our board adds significant senior management experience from the healthcare insurance industry,” said Burton Goldfield, president and CEO, TriNet. “In addition to Shawn’s broad healthcare insurance expertise, he has tremendous financial and operational knowledge in a core area of our business. On behalf of our management team and board, we are honored to welcome Shawn and look forward to leveraging his deep industry insights and extensive experience in the TriNet Boardroom,” he added.

“TriNet is a well-respected and innovative HR solutions company,” said Mr. Guertin. “I am thrilled to join the Company’s board and look forward to contributing my experience and insights in the healthcare insurance industry to further enhance its ongoing business and customer growth strategies.”

Mr. Guertin most recently served as Executive Vice President, Chief Financial Officer and Chief Enterprise Risk Officer of Aetna, Inc. Prior to Aetna, he held management positions, including Chief Financial Officer at Coventry Health Care. Prior to Coventry, he held various leadership positions at United Healthcare and The Travelers. Mr. Guertin is a Fellow of the Society of Actuaries and holds a B.A. from Boston University.

About TriNet
TriNet (NYSE: TNET) provides small and medium size businesses (SMBs) with full-service HR solutions tailored by industry. To free SMBs from HR complexities, TriNet offers access to human capital expertise, benefits, risk mitigation and compliance, payroll and real-time technology. From Main Street to Wall Street, TriNet empowers SMBs to focus on what matters most—growing their business. TriNet, incredible starts here. For more information, visit TriNet.com or follow us on Twitter.

Investors:	Media:
Alex Bauer	Fatima Afzal
TriNet	TriNet
Investorrelations@TriNet.com	Fatima.Afzal@TriNet.com/PR@TriNet.com

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